                                                                   EXHIBIT 10.35



CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                  CONFIDENTIAL




                                SUPPLY AGREEMENT



                                     between



                            Boehringer Mannheim GmbH
                             Sandhofer Strasse 116
                                 68305 Mannheim
                                     Germany
                        (hereinafter referred to as "BM")


                                       and


                             Gen-Probe Incorporated
                           10210 Genetic Center Drive
                                    San Diego
                                CA 92121-4362 USA
                    (hereinafter referred to as "GEN-PROBE")

PREAMBLE

      GEN-PROBE desires to purchase from BM and BM desires to sell to GEN-PROBE certain raw materials for Transcription Mediated Amplification ("TMA") related diagnostic units.

      In order to provide for the supply of the Products to GEN-PROBE, both parties agree on the following:

SECTION 1 DEFINITIONS

1.1 "Products" shall mean those raw materials included in Categories A and B unless otherwise agreed by the parties in writing:

      CATEGORY A

            1.) recombinant Moloney murine leukemia virus reverse transcriptase; and

            2.)   recombinant bacteriophage T7 RNA Polymerase.

      CATEGORY B

            1.)   deoxyribonucleotides (dGTP, dTTP, dATP, dCTP);

            2.)   ribonucleotides (ATP, CTP, GTP, UTP);

            3.)   proteinase K; and

            4.)   zwittergent,

      in accordance with functional specifications and acceptance criteria as set forth in Attachment A hereto, for the Intended Use. Within thirty (30) days of the date of this Agreement, BM shall provide to Gen-Probe: (1) a description of each BM test method identified in Attachment A; and (2) the specifications for each Product identified by BM catalog number in Attachment A.

      With regard to T7 RNA Polymerase, the parties expect that the initial specification set forth in Attachment A will be modified by GEN-PROBE and mutually agreed upon within 180 days of the date of this Agreement. BM agrees not to unreasonably withhold consent to such modified specification for the T7 RNA Polymerase.

1.2 "Intended Use" shall mean the use of the Products by GEN-PROBE in connection with developing and producing Transcription-Mediated Amplification related diagnostic products wherein Products meeting the specifications set forth in Attachment A are appropriate for use.

1.3 "Affiliates" of either party shall mean any corporation, partnership organization which such party directly or indirectly controls, is controlled by or is under common control with. For the purpose of this Agreement, "Control" shall mean the holding of 50% or more of the voting stock or other ownership interest of the corporation or business entity involved.

1.4 "Transformed Clone" shall mean a recombinant Moloney murine leukemia virus reverse transcriptase clone, which was originally provided by GEN-PROBE to BM, to the extent the original clone was modified or genetically transformed by BM, using BM's confidential know how, for the purpose of optimizing fermentation processes and characteristics. (The "Transformed Clone" includes the material internally labeled by [***].) GEN-PROBE acknowledges that it consented to and approved BM's modification of the original clone, using BM's confidential know how, for the purpose of optimizing fermentation processes and characteristics for GEN-PROBE's exclusive benefit.

SECTION 2 SUBJECT MATTER OF THE AGREEMENT

2.1 The subject matter of this Agreement is the terms and conditions for the supply of the Products by BM to GEN-PROBE.

2.2 The Products shall be manufactured and/or distributed by BM or its Affiliates and shall conform to the specifications and acceptance criteria set forth in Attachment A. No changes shall be made to the specifications and acceptance criteria without the prior written approval of both parties, which shall not be unreasonably withheld.

2.3 During the term of this Agreement GEN-PROBE shall purchase from BM and BM shall supply to GEN-PROBE the minimum percentage of the worldwide usage by GEN-PROBE for the Intended Use, as shown in Attachment C.

2.4 Gen-Probe shall, upon request by BM, provide documentation, reasonably satisfactory to BM, verifying compliance with Section 2.3.


***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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2.5   BM shall not make any change to its processes or procedures which may alter any Product's stability or performance. BM shall provide notice of any proposed change in its processes or procedures in accordance with certified ISO procedures for change control applicable to in vitro diagnostic raw material. BM's notice shall include a full description of the proposed change. GEN-PROBE shall be provided with sufficient samples of any Product made by a process which will be subject to the proposed change to enable GEN-PROBE to determine that such Product(s) will meet specifications and will function in Gen-Probe's TMA products.

SECTION 3 TERMS OF DELIVERY

3.1   The Products shall be delivered F.O.B destination, priority shipment.

3.2 Each delivery shall be accompanied by a release certificate by the quality control laboratory of BM, confirming that the shipment conforms to the specifications and acceptance criteria set forth in Attachment A and setting forth the results of BM's quality control tests pursuant to the test methods described in Attachment A.

SECTION 4 PURCHASE PRICE

4.1 (a) Fixed Prices to be paid by GEN-PROBE for the Products are specified in Attachment B through the year 2004 and are contingent upon current specifications and acceptance criteria as described in Attachment A.

      (b) If acceptance criteria or specifications for the Products are changed at GEN-PROBE's request, the prices are subject to change to the extent necessary to compensate BM for such changes. The prices are also subject to change pursuant to Section 9.2 of this Agreement, concerning regulatory requirements.

      (c) If, at any time after the first anniversary date of this Agreement, the U.S. Dollar - Deutsch Mark exchange rate (or the U.S. Dollar - Euro exchange rate, if applicable), is more than 15% higher or lower than the date existing on the date of this Agreement, then either party may request that revised prices be negotiated to reflect such change. The parties shall negotiate revised prices in good faith and each party shall be entitled to take into account the economic impact of the proposed change on its own interests. If despite good faith negotiations, new prices cannot be agreed upon within ninety (90) days following a request by either party, the party requesting the price revision may terminate this Agreement upon ninety (90) days written notice.

4.2 BM may, after the seventh (7th) anniversary of this agreement and subject to the restrictions in the next two (2) sentences, adjust the purchase prices in Attachment B to incorporate actual changes in the raw materials and labor costs associated with the manufacture of the Products. [***]. BM shall provide GEN-PROBE not less than one hundred and twenty (120) days prior written notice of any proposed increase in the purchase price of the Products. GEN-PROBE and BM agree to negotiate any such price changes in good faith and with the intent of seeking a mutually beneficial resolution. The increase in the price of any Product shall not exceed [***] of the prior year's purchase price for that Product.

4.3 Upon written request by a party, the other party shall provide documentation supporting any proposed price adjustment requested under the terms of this Agreement to a mutually agreeable certified public accountant who shall review the aforementioned documentation for supporting the price adjustment. The certified public accountant shall sign a secrecy agreement with the party providing the information and shall act regarding the provided information in accordance with such secrecy agreement. The certified public accountant shall only make a statement whether the provided documentation supports the proposed price adjustment or not.

4.4 The Product purchase price in any year shall be estimated by applying GEN-PROBE's purchase order pursuant to Section 7.1 for that year to the appropriate pricing tier schedule in Attachment B.


***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

      If the amount of any Product actually purchased by GEN-PROBE in any year is more or less than that estimated and as a result a different pricing tier schedule applies to the amount actually purchased, then not later than sixty (60) days after the first anniversary and each anniversary thereafter, the parties shall reconcile the effect on the purchase price for that Product in the preceding year caused by any shortfall or overage in the total quantity of the Product actually purchased, and any payment due as a result of such reconciliation shall be made by the appropriate party within 30 days.

SECTION 5 PAYMENT

      GEN-PROBE shall pay each BM invoice for Product(s) within thirty (30) days of the date of invoice. BM will invoice GEN-PROBE no earlier than the date BM ships the Products described in the invoice to GEN-PROBE. Invoicing and payment shall be made in US dollars.

SECTION 6 FORECASTING PROCESS

6.1 GEN-PROBE has set forth its initial estimates of its anticipated purchase projection from BM in Attachment C. BM understands that these estimates are not binding, except for 1998, and do not establish any minimum amount of purchases by GEN-PROBE.

      For purposes of BM's long term manufacturing capacity planning, GEN-PROBE shall provide to BM annually by the last day of September, a revised projection of purchase volume for each of the succeeding three (3) calendar years or for the remaining period of the contract, whichever period is shorter. Each year BM and GEN-PROBE shall agree on the quantity of the Products to be delivered in the next year for any Product as to which GEN-PROBE ordered more than twice the projected amount for the preceding year. The lead time to adjust BM's manufacturing capacity to said quantity will be negotiated and agreed upon following agreement with the new projection. All such estimates shall be considered to be confidential and proprietary information of GEN-PROBE under this Agreement.

SECTION 7 PURCHASE ORDERS, DELIVERY PROCESS AND SECURITY OF SUPPLY

7.1 GEN-PROBE shall submit to BM by the last day of September of each year a purchase order of its requirements for the Products for the next succeeding year. Each of GEN-PROBE's purchase orders for the Products shall be in writing and shall constitute a binding obligation upon GEN-PROBE to accept and pay for a minimum of [***] of the quantities ordered. In conjunction with its annual purchase order, GEN-PROBE shall provide to BM, in writing, a

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

      quarterly delivery schedule which identifies quantities, destinations, and approximate delivery dates.

      Furthermore, both parties will agree annually in December of each calendar year on adequate levels of safety stock and storage locations therefor to ensure the agreed upon terms of delivery are achieved. The parties agree that a significant portion of the safety stocks shall be maintained at GEN-PROBE's facility at San Diego, California and the balance at BM's facilities in the United States. As to any Products kept as safety stocks at Gen-Probe's facilities, BM shall provide the information described in
      Section 3.2 for such Products at the timof the delivery of those Products into the safety stock. GEN-PROBE shall not be obligated to pay for the safety stock Products except (1) upon use of such Products; (2) Pursuant to Section 13.4; or (3) To the extent that GEN-PROBE requests that more than a 90-day supply of Products be stored in San Diego as part of the safety stock.

      Additional provisions concerning the logistical arrangements for the safety stock and creation of the initial safety stock shall be agreed by the parties within 120 days of the date of this Agreement. It is the parties' present intent that the safety stock shall include an amount of each of the Products equal to GEN-PROBE's requirements for a six-month period.

7.2 Proposed additions to the agreed upon annual purchase quantities identified in the annual purchase order shall be submitted by GEN-PROBE in writing to BM.

      BM will use reasonable efforts to meet delivery times of ninety (90) days from date of receipt of quantity changes. Delivery dates for quantities outside of planned volumes will be negotiated at the time the written change request is received.

7.3 As compensation for BM's R&D expenses, GEN-PROBE has committed to purchase the Products and their stated amounts as set forth in Attachment C for the year 1998.

7.4 Gen-Probe and BM have previously entered into a material transfer agreement with respect to the transfer of reverse transcriptase clones from GEN-PROBE to BM and certain research and development work by BM. The provisions of any prior material transfer agreement between the parties are hereby superseded with respect to use of the Transformed Clone and ownership and use of any intellectual property of BM reflected or incorporated in the Transformed Clone. All other provisions of the material transfer agreements shall remain in effect.

      BM shall be solely and exclusively entitled to use and make Transformed Clones. Notwithstanding the preceding sentence, GEN-PROBE may use the Transformed Clone in accordance with the provisions set forth below in this Section 7.4. GEN-PROBE shall not be entitled to use the Transformed Clone in any manner or on any terms other than those set forth below in this Section 7.4.

      Immediately following the signing of this Agreement, and from time-to-time thereafter if appropriate, BM shall deliver to GEN-PROBE examples of the Transformed Clone, which sample shall be treated as and kept confidential in accordance with paragraph 12 of this Agreement.

      (A) USE OF THE TRANSFORMED CLONE BY GEN-PROBE DURING TERM OF AGREEMENT SO LONG AS BM IS ABLE TO SUPPLY GEN-PROBE WITH REVERSE TRANSCRIPTASE.

            During the term of this Agreement and so long as BM is able to supply GEN-PROBE with transformed reverse transcriptase, GEN-PROBE agrees that it will not, without the prior express written consent of BM, do any of the following:

            (1)   [***]

            (2)   [***]

            (3)   [***]

            (4)   [***]

            (5)   [***]

            (6)   [***]

            During the term of this Agreement and so long as BM is able to supply GEN-PROBE with transformed reverse transcriptase, GEN-PROBE may only use the Transformed Clone for the following specific purposes:

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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            (1)   [***]

            (2)   [***]

            (3)   [***]

      (B) USE OF TRANSFORMED CLONE UPON FAILURE OF BM TO SUPPLY.

            In the event that BM fails to supply Gen-Probe with reverse transcriptase in accordance with this Agreement, BM may use a third party supplier as necessary for securing the supply of reverse transcriptase. The use of the aforementioned third party supplier by BM is subject to prior written consent by GEN-PROBE, which consent shall not unreasonably withheld. The third party shall sign a material transfer agreement with BM and with GEN-PROBE regarding the Transformed Clones which shall, among such other things as may be provided by BM, protect and preserve GEN-PROBE's rights in the Transformed Clone and GEN-PROBE's confidential materials and information. The Third Party shall receive the Transformed Clones and the know how with regard to the fermentation and the purification and shall return the Transformed Clones and the know how with regard to the fermentation and the purification to BM promptly after BM has become able to supply GEN-PROBE with reverse transcriptase. If a third party supplier is not found by BM within three (3) months after the event of non-supply has occurred, then GEN-PROBE may, at its option, assign a third party supplier (which assignment is subject to prior written consent of BM, which consent shall not unreasonably withheld), or after seeking such a third party supplier may terminate this Agreement. The third party shall sign a material transfer agreement with BM and with GEN-PROBE regarding the Transformed Clones, shall receive the Transformed Clones and the know how with regard to the fermentation and the purification and shall return the Transformed Clones and the know how with regard to the fermentation and the purification to BM promptly after GEN-PROBE has had a reasonable opportunity to arrange for an alternative source of supply, not to exceed three years.


***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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      (C) USE OF TRANSFORMED CLONE UPON TERMINATION OF AGREEMENT.

            After expiration or termination of this Agreement for any reason whatsoever, GEN-PROBE shall not use the Transformed Clone except upon obtaining a non-exclusive royalty bearing license from BM to use BM's know how incorporated in the transferred Transformed Clone and in the field and territory as set forth in the this Agreement in order to continue the manufacture of reverse transcriptase required to manufacture TMA related diagnostic units by GEN-PROBE. (The foregoing sentence is subject to GEN-PROBE'S rights as set forth in subsection 7.4(B) above.)

            BM hereby grants an option to GEN-PROBE for such a license. The option shall be exercised by GEN-PROBE within sixty (60) days after expiration or termination of this Agreement. GEN-PROBE shall not use the know-how to be licensed by BM for purposes other than those described in this section and described in the license agreement. The royalty to be paid and the other terms and conditions of the license agreement shall be negotiated between BM and GEN-PROBE in good faith and shall not exceed commercially reasonable terms reflecting the terms charged by others for comparable technology. The annual royalties to be agreed upon, however, shall not exceed an annual amount of [***] of the Average of the Total Sales of the reverse transcriptase which average total sales shall be calculated of the calendar year of the termination or expiration and the two
            (2) preceding calendar years. If this Agreement is terminated within three (3) years upon execution of this Agreement, the annual royalties to be agreed upon shall not exceed an annual amount of [***] of the total sales of the reverse transcriptase in the calendar year preceding the termination. If this Agreement is terminated during the first calendar year upon execution the annual royalties to be agreed upon shall not exceed an annual amount of [***] of the total sales of the reverse transcriptase in the calendar year of termination.

            The license to be granted hereunder shall not authorize GEN-PROBE to conduct research to [***] in any GEN-PROBE development work.


***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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SECTION 8 ACCEPTANCE

      GEN-PROBE shall, within thirty (30) days upon receipt of any shipment, inspect The Products to determine whether or not the delivery conforms to the applicable specifications and acceptance criteria. GEN-PROBE shall promptly give BM written notice of any failure or nonconformity. If GEN-PROBE fails to notify BM of any nonconformity of any Product within forty-five (45) days of receipt of the Product, GEN-PROBE shall be deemed to have accepted that Product as properly shipped and suitable for the Intended Use, except as to the stability specification for any Product, as to which GEN-PROBE shall be deemed to have accepted the Product if it does not give written notice within 30 days of discovery of the failure of the Product to meet the stability specification.

SECTION 9 REGULATORY MATTERS

9.1 A Design History File (DHF), Device Master Record (DMR), and Device History Record (DHR) shall be kept by BM at its premises for all Category A Products and for all deoxyribonucleotides and ribonucleotides and shall be available to the FDA directly or confidentially through a third party for necessary regulatory inspections. If the aforementioned documents have to be filed at the FDA the costs of this filing shall be paid by GEN-PROBE. To the extent that BM reasonably incurs significant costs for complying with the requirements of this Section as to deoxyribonucleotides and ribonucleotides, the parties will negotiate in good faith to compensate BM for such costs and to define a reasonable time period for completion of such requirements.

9.2 If the applicable regulatory agencies request amendments of the documentation or design of the Products including but not limited to DHF, DMR and DHR, BM undertakes to use its reasonably best efforts to fulfill these requirements. Any such amendments shall be mutually agreed upon between GEN-PROBE and BM. The parties shall agree upon compensation to BM in connection with fulfilling the requirements of the amendments before any action is taken, unless such amendments are the result of BM's failure to comply with manufacturing standards requiring utilization of such manufacturing processes as are controlled and validated, with adequate records of the processes used. To the extent that adequate compensation for such proposed changes cannot be provided to BM by way of reasonable adjustment to the purchase price of the Products, the parties will negotiate in good faith for another form of payment to BM. If the parties are not able to agree on such compensation, either party may terminate this Agreement.

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SECTION 10 INTELLECTUAL PROPERTY RIGHTS

10.1 The ownership of any and all intellectual property rights of BM as reflected in the Transformed Clone and BM's T7 RNA Polymerase shall remain with BM. BM recognizes that the Transformed Clone is a derivative of an original clone supplied to BM by GEN-PROBE and BM therefore agrees not to transfer the Transformed Clone to any other person or entity (with the exception of affiliates of BM or subcontractors appointed by BM and authorized by GEN-PROBE, which affiliates and subcontractors shall have the same secrecy obligations as the Parties with regard to the original GEN-PROBE clone and the Transformed Clone).

10.2 In the Event that claim of patent infringement is made against BM or any of its Affiliates, by any third party by reason of GEN-PROBE's sale or use of the Products in combination with GEN-PROBE technology, to the extent that the infringement is based upon the new combination product, GEN-PROBE hereby agrees to indemnify, defend and save each of them, harmless of and from and all liability, loss, cost, injury, damage, demand and expense (including, without limitation, reasonable attorney's fees) of any kind whatever arising out of, on account of, or in connection with such claim of infringement. Excepted from such hold harmless obligation shall be indirect or consequential damages whether or not based on negligence.

      In the event that claim of patent infringement is made against GEN-PROBE or any of its Affiliates, by any third party by reason of GEN-PROBE's sale or use of the Products, BM hereby agrees to indemnify, defend and hold GEN-PROBE, and its parents, subsidiaries, Affiliates, officers, directors, agents and employees, and each of them, harmless of and from any and all liability, loss, cost, injury, damage, demand and expense (including, without limitation, reasonable attorney's fees) of any kind whatsoever arising out of, on account of, or in connection with such claim of infringement. Excepted from such hold harmless obligation shall be indirect or consequential damages whether or not based on negligence.

10.3 BM and GEN-PROBE agree to give prompt written notice to the other of the commencement of any action, suit or proceeding for which the foregoing indemnification may be sought, and the other party, through counsel reasonably satisfactory to BM or GEN-PROBE, shall assume the defense thereof. It is agreed that the party claiming a right to indemnification shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but at its own expense.

SECTION 11 WARRANTY AND LIABILITY

11.1 BM hereby warrants that the Products will be produced in accordance with the applicable regulations and statutory requirements, will fully conform to the Product specifications listed in Attachment A hereto, and will be free from defects in materials or workmanship. BM's manufacturing processes shall meet the requirements of any manufacturing standards applicable to materials included or used in the manufacture of in vitro diagnostic products of like kind as GEN-PROBE's TMA products, but not less than such manufacturing processes as are controlled and validated, with adequate records of the processes used. If BM incurs additional costs in order to meet standards imposed after the Signing Date of this Agreement, the prices charged pursuant to Section 4 are subject to change to the extent necessary to compensate BM for such changes. To the extent that adequate compensation for such proposed changes cannot be provided to BM by way of reasonable adjustment to the purchase price of the Products, the parties will negotiate in good faith for another form of payment to BM. If the parties are not able to agree on such compensation, either party may terminate this Agreement.

      Beyond the warranties expressly stated herein, BM shall assume no warranty as to the fitness of the Products for the purpose intended by GEN-PROBE.

      THE FOREGOING WARRANTY SHALL BE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WAY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO CASE SHALL BM BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES.

      The financial liability of BM in connection with its warranty obligations under this Section 11.1 shall be limited to the reimbursement or crediting of the price of the defective Products to GEN-PROBE or, where this may be agreed between the Parties hereto, to the supply of the Products in replacement for the defective Products. Nothing in this Section shall limit GEN-PROBE's rights under Section 11.2.

11.2 BM will defend, indemnify and hold harmless GEN-PROBE from any and all claims, liabilities or reasonable out-of-pocket expenses arising from or related to any and all claims and will pay all cost of damages finally awarded in any proceedings or any settlement made with BM's consent with respect to any claims for damages alleged to have been sustained as a result of BM's negligent acts or omissions. Excepted from such hold harmless obligation shall be indirect or consequential damages whether or not based on negligence.

      GEN-PROBE will defend, indemnify and hold harmless BM from any and all claims, liabilities or reasonable out-of-pocket expenses arising from or related to any and all claims and will pay all cost of damages finally awarded in any proceedings or any settlement made with GEN-PROBE's consent with respect to any claims for damages alleged to have been sustained as a result of GEN-PROBE's negligent acts or omissions. Excepted from such hold harmless obligation shall be indirect or consequential damages whether or not based on negligence.

      Any liability of BM or GEN-PROBE under this Section 11.2 shall be limited to [***].

11.3 Each party agrees to promptly give written notice to the other party of the commencement of any action, suit or proceeding for which indemnification may be sought, and the indemnifying party, through counsel reasonably satisfactory to the indemnified party shall assume the defense thereof. It is agreed, however, that the indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice, but at its own expense.

SECTION 12 SECRECY OBLIGATION

      Each party shall keep all information and know how communicated to it or otherwise obtained from the other party at any time during the term of this Agreement and in connection with this Agreement (including but not limited to know-how, technology, pricing, usage rates, and business projections) secret and confidential and shall not disclose the same or any part thereof to any third party. Excepted herefrom is information:

      a)    which is in the public domain at the time of disclosure,

      b) which is published or otherwise becomes part of the public domain through no fault of the party receiving the information,

      c) which was in the possession of the receiving party at the time of disclosure, as shown by prior written records, or becomes available from a third party who has the right to disclose it;

      d) which is required to be communicated to authorities or customers for the purpose of sale of the Products, or

      e) which has been independently developed by the receiving party at or before the date of disclosure.

***Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

SECTION 13 TERM AND TERMINATION

13.1 This Agreement becomes effective as of the date of signature of the last party to sign and shall remain in force for an initial period of ten (10) years from the execution of this Agreement. Thereafter the Agreement automatically prolongs for two (2) year terms if not terminated by one of the parties at the end of the initial period or prolongation period with twelve (12) months prior written notice.

13.2 In the event that either party fails or becomes unable to substantially perform any of the obligations or undertakings to be performed by it under this Agreement then the other party shall provide the defaulting party with written notification of such default. If such default or inability is not cured within ninety (90) days to the mutual satisfaction of both parties, then the non-defaulting party shall have the right to terminate this Agreement upon 15 days upon written notice. Notwithstanding the foregoing provisions, if BM's default is limited only to an inability to deliver, within ten (10) working days after the scheduled delivery date on the purchase order, any single Product, then GEN-PROBE shall be obligated to first use one-half of the then-available safety stock of that Product established pursuant to section 7.1 of this Agreement, and -- after using one-half of the safety stock of that Product -- then GEN-PROBE shall only have the right to partially terminate this Agreement as to the single Product which BM has failed to deliver.

13.3 Both parties shall have the right to terminate this Agreement forthwith in the event that the other party shall become bankrupt or insolvent, or make any arrangement with its creditors and/or a winding-up order is made and/ or if its business shall be placed in the hands of a receiver, assignee or trustee, whether by the voluntary act or otherwise.

      All rights granted hereunder by BM to its intellectual property or confidential information under any title whatsoever, except for the rights set forth in Section 7.4 B and C, shall return to BM after termination or expiration of this Agreement.

13.4 After any termination of the Agreement (except for a termination by GEN-PROBE due to BM's failure to meet Product specifications or due to BM's intentional and willful default), GEN-PROBE shall purchase from BM the complete existing safety stock of the Products at the prices as agreed upon between BM and GEN-PROBE for the last full year in which The Products have been sold. BM shall provide the information described in Section 3.2 for the safety stock Products at the time of the delivery of those Products. As to any Products which are kept as safety stocks at a GEN-PROBE facility, GEN-PROBE shall accept or reject such Products pursuant to Section 8 of this Agreement within 30 days of the initial delivery of such Products to GEN-PROBE for use as safety stock.

13.5 Upon the termination of this Agreement, BM shall destroy all Transformed Clones. Upon the termination of this Agreement, Gen-Probe shall destroy all Transformed Clones except to the extent it has continuing rights with respect to the Transformed Clone under Section 7.4 of this Agreement.

13.6  The following provisions shall survive termination of this Agreement:
      Sections 4, 5, 7.4, 10, 11, 12, 13.4, 14 and 15.

SECTION 14 ARBITRATION

      Any controversy, claim or dispute existing out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration, with any proceedings or hearings to take place rendered by arbitration may be entered in any Court having jurisdiction. If parties do not agree upon location, the arbitrator shall determine the location. If arbitration is necessary pursuant to this paragraph, the Parties shall agree upon a single arbitrator. If the Parties are unable to agree on an arbitrator, then they will obtain nominations of three potential arbitrators from the International Chamber of Commerce of New York, USA and each party will have the right to strike one candidate's name from the list. The International Chamber of Commerce of New York, USA will then designate the arbitrator. Any arbitration award shall also include, but shall not be limited to, any and all court or arbitration costs, attorney fees and any other costs or charges reasonably necessary to adjudicate the controversy, in addition to any and all damages deemed fair by the arbitrator. Nothing contained herein shall deprive any party of his or her right to obtain injunctive or other equitable relief.

SECTION 15 GENERAL PROVISIONS

15.1  Entire Agreement

      This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties relating to said subject matter, except as to any and all prior material transfer or confidential disclosure agreements between the parties, which are superseded only with respect to the Transformed Clone in the manner expressly set forth in Sections 1.4, 7.4, and 10.1.

15.2  Amendments; Waivers

      This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by both parties, or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any instance shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

15.3  Successors and Assigns

      This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. BM shall be entitled to assign this Agreement if necessary after the merger with Hoffmann-La Roche to its succeeding legal entity with the exception that no GEN-PROBE-designated proprietary information shall be disclosed to competing operating business units affiliated with BM, including Hoffman-La Roche.

15.4  Governing Law

      This Agreement will be in all events and for all purposes governed by, and construed in accordance with the law of the State of Indiana.

15.5  Severability

      The parties agree that if any part, term or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

      In the event the legality of any provision of this Agreement is brought into question because of a decision by a Court of competent jurisdiction of any country in which this Agreement applies, GEN-PROBE and BM will negotiate in good faith in order to revise or delete the provision in question so as to comply with the decision of said Court.

      In the event that the terms and conditions of this Agreement are materially altered as a result of the preceding sub-paragraphs, the Parties shall re-negotiate the terms and conditions of this Agreement in order to resolve any inequities.

15.6 Headings and titles in this Agreement are for convenience purposes only and shall not in any way influence the construction, performance and enforcement of any of its provisions.

15.7 Written Notices required to be given under this Agreement shall be considered duly given upon receipt by the addressee if mailed by first class registered mail with return receipt requested, postage prepaid and addressed as follows:

      If to BM:

         Boehringer Mannheim GmbH
         Legal Counsel, Biochemical Division
         Sandhofer Strasse 116
         68305 Mannheim
         Germany

If to GEN-PROBE:

         Gen-Probe Incorporated
         Attention: General Counsel
         10210 Genetic Center Drive
         San Diego, California, U.S.A. 92121-4362

15.8  Force Majeure

      In the event that either party is prevented from performing or is unable to perform any of its obligations due to any act of God, war, labor difficulties, riot, fire, flood, hurricane, wind storm, failure of public utilities, acts of default by common carriers, governmental laws, act or regulations (including withdrawal or suspension of governmental sale of Product), shortages of materials or any other occurrence beyond the control of the party affected thereby, if such party shall have used its best effort to avoid such occurrence, such party shall give notice to the other promptly in writing, and thereupon the affected party's performance shall be excused and the time for performance shall be extended for the period of the delay or inability to perform due to such occurrence; provided always that upon BM's inability to supply any Product, GEN-PROBE shall have the right, after using one-half of the safety stock of any affected Product(s), to obtain such Product(s) from an alternative source and to exercise its rights under section 7.4 if necessary.

15.9 The following attachments to this Agreement are hereby incorporated into this Agreement by this reference and shall be considered integral parts of this Agreement.

Attachment A:   Specifications and Product
                Acceptance Criteria

Attachment B:   BM Product Pricing Schedule

Attachment C:   Annual Product Projections

      IN WITNESS WHEREOF, the parties have signed this Agreement, which shall be effective on a date that it is signed by the last party to sign (the "Signing Date").

Mannheim, Germany                        San Diego, California U.S.A.
March 5, 1998                            March 2, 1998

Boehringer Mannheim GmbH                 Gen-Probe Incorporated

By: /s/ FRED RUSH                        By: /s/ HENRY L. NORDHOFF
    ---------------------------              -----------------------------------
    Fred Rush                                Henry L. Nordhoff
    Senior Vice President                    President and
                                             Chief Executive Officer

By: /s/ JAN VAN DER VALK
    --------------------------
    Jan van der Valk
    Senior Director Legal Counsel

              ATTACHMENT A: SPECIFICATIONS AND ACCEPTANCE CRITERIA

    [44 Pages of Specifications and Product Information Deleted Pursuant to
                        Confidential Treatment Request]

                            Attachment B, Category A

                                     [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                            Attachment B, Category B

                                     [***]



*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                  Attachment C

                                     [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.